Exhibit 10.2

Summary of 2012 and 2013 Cash and Equity Incentive Programs

Cash Incentive Programs
The Company's Compensation Committee established for the Executive Officers the 2012 Cash Incentive Program and the 2013 Cash Incentive Program (the “Cash Incentive Program”), pursuant to the Cash Incentive Plan. The Cash Incentive Programs permit the Company to grant “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company's ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section. All award payments under the 2012 Cash Incentive Program would have been paid in cash and, if payable under the 2013 Cash Incentive Program, award payments are expected to be paid in cash.
The key performance goal under the Cash Incentive Program is the Company earning net income within or above a specified range (the “Eligibility Range”). If the Company's net income in applicable fiscal year is below the Eligibility Range, an award payment cannot be authorized under the applicable Cash Incentive Program. If the Company's net income is within the Eligibility Range, the percentage of the award target which the Executive Officers are eligible to earn increases as net income increases, up to 100% of the award target. If the Company's net income is at or above the highest level of net income within the Eligibility Range, each Executive Officer is eligible to earn his maximum award target.
The Company earning net income within or above the Eligibility Range is the only performance goal under the Cash Incentive Program for Mr. Black. With respect to the Executive Vice Presidents, the following “personal” goals may also be considered and utilized by the Compensation Committee in its exercise of negative discretion to reduce the amount of an award that would otherwise have been payable at any particular level of net income achieved by the Company: (a) the participant receiving an overall job performance rating of “Effective” or better (the equivalent of 3 out of 5); (b) the participant complying with the Company's Code of Conduct, Associate Handbook and other rules, regulations and policies and not engaging in any dishonest acts or other acts that are or may be detrimental to customers, fellow associates or the Company; and (c) the participant achieving specific goals for departmental or individual performance.
For the 2012 Cash Incentive Program, the Eligibility Range for Mr. Black was $97.5 million to $107.3 million of net income and the Eligibility Range for the Executive Vice Presidents was $100.9 million to $108.7 million of net income. As the Company earned net income below the low end of the applicable Eligibility Range, the Executive Officers did not receive award payments under this program. At $97.5 million of net income, Mr. Black would have been eligible to receive up to 60% of his base salary; at $100.9 million of net income, each Executive Vice President would have been eligible to receive up to 10% of his base salary. At or above $107.3 million of net income, Mr. Black would have been eligible to receive up to approximately 151.6% of his base salary; at or above $108.7 million of net income, each of the Executive Vice Presidents would have been eligible to receive up to 65% of their respective base salaries. Between the low and high ends of the Eligibility Ranges, the percentage of base salary which each participant would have been eligible to receive would have increased as net income increased.
For the 2013 Cash Incentive Program, the Eligibility Range for Mr. Black is $91.0 million to $100.2 million of net income and the Eligibility Range for our Executive Vice Presidents is $91.5 million to $101.1 million of net income. If the Company earns net income below the low end of the applicable Eligibility Range, no Executive Officer will receive an award payment under the 2013 Cash Incentive Program. At $91.0 million of net income, Mr. Black will be eligible to receive up to 60% of his base salary; at $91.5 million of net income, each Executive Vice President will each be eligible to receive up to 10% of his base salary. At or above $100.2 million of net income, Mr. Black will be eligible to receive up to approximately 151.6% of his base salary; at or above $101.1 million of net income, each Executive Vice President will be eligible to receive up to 65% of his base salary. Between the low and high ends of the Eligibility Ranges, the percentage of base salary which each participant will be eligible to receive will increase as net income increases.
Equity Incentive Programs
The Company's Compensation Committee established for the Executive Officers the 2012 Equity Incentive Program and the 2013 Equity Incentive Program (the “Equity Incentive Program”) pursuant to the Equity Incentive Plan. The Equity Incentive Programs permit the Company to grant “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code, thereby preserving the Company's ability to receive federal income tax deductions for those awards to the extent that they in fact comply with that Code section. Award payments under the 2012 Equity Incentive Program would have been paid in Performance RSUs and, if payable under the 2013 Equity Incentive Program, award payments are expected to be paid in Performance RSUs.

The performance goals under the Equity Incentive Program are qualitatively the same as the performance goals under the respective Cash Incentive Program, i.e. such goals are based upon the Company earning net income within or above an Eligibility Range for the applicable fiscal years and, with respect to the Executive Vice Presidents, personal goals as set forth above under the “Incentive Programs-Cash Incentive Program.” However, the levels of net income within the Eligibility Ranges for the Equity Incentive Programs are higher than those established under the Cash Incentive Programs.
If the Company's net income is below the Eligibility Range for the applicable year's Equity Incentive Program, no Performance RSUs can be earned under the applicable program. If the Company's net income is within the Eligibility Range, the number of Performance RSUs which the Executive Officers are eligible to earn increases as net income increases, up to 100% of the award target. If the Company's net income is at or above the highest level of net income within the Eligibility Range, each Executive Officer is eligible to earn his maximum award target.
For the 2012 Equity Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $99.5 million to $107.3 million of net income and for the Executive Vice Presidents an Eligibility Range of $107.7 million to $109.7 million of net income. As the Company earned net income below the low end of the Eligibility Range, the applicable participants did not earn Performance RSUs under this program. At $99.5 million of net income, Mr. Black would have been eligible to earn up to a value of $178,675 of Performance RSUs; at $107.7 million of net income, each of the Executive Vice Presidents would have been eligible to earn up to a value of $50,000 of Performance RSUs. At or above $107.3 million of net income, Mr. Black would have been eligible to earn up to a value of $1,965,425 of Performance RSUs; at or above $109.7 million of net income, each of the Executive Vice Presidents would have been eligible to earn up to a value of $150,000 of Performance RSUs. Between the low and high ends of the Eligibility Ranges, the value of Performance RSUs which each participant will be eligible to earn would have increased as net income increased. The “value” of the Performance RSUs, and the number of Performance RSUs to be granted, would have been determined by reference to the closing price of the Company's stock on March 27, 2012.
For the 2013 Equity Incentive Program, the Compensation Committee established for Mr. Black an Eligibility Range of $92.8 million to $100.2 million of net income and for our Executive Vice Presidents an Eligibility Range of $99.8 million to $102.0 million of net income. If the Company earns net income below the low end of the Eligibility Range, the applicable participant cannot earn Performance RSUs under the 2013 Equity Incentive Program. At $92.8 million of net income, Mr. Black will be eligible to earn Performance RSUs having a value of up to $182,248; at $99.8 million of net income, each Executive Vice President will be eligible to earn Performance RSUs having a value of up to $50,000. At or above $100.2 million of net income, Mr. Black will be eligible to earn Performance RSUs having a value of up to of $2,004,732; at or above $102.0 million of net income, each Executive Vice President will be eligible to earn Performance RSUs having a value of up to of $150,000. Between the low and high ends of the Eligibility Ranges, the value of Performance RSUs which each participant will be eligible to earn will increase as net income increases. The “value” of the Performance RSUs, and the number of Performance RSUs which will be granted, will be determined by reference to the closing price of the Company's stock on April 2, 2013.
Negative Discretion
For both of the 2013 Incentive Programs (i.e., the 2013 Cash Incentive Program and the 2013 Equity Incentive Program), the Compensation Committee may exercise negative discretion to reduce the amount of a cash award that otherwise would have been payable to, or to reduce the number of Performance RSUs that would otherwise have been earned by, an Executive Officer at any particular level of net income achieved by the Company, even if the Company's net income is within or above the applicable Eligibility Range. In deciding whether, and to what extent, to pay a cash award to, or to certify the earning of Performance RSUs by, an Executive Vice President, an important factor which may be considered by the Compensation Committee in exercising its negative discretion is Mr. Black's evaluation of the individual performance of each Executive Vice President. Generally, Mr. Black makes his recommendation based upon his evaluation of the Executive Vice President's individual contributions to the performance of the Company and such other factors as he may deem relevant. The final determination of the amount of a cash award that will be paid to, or the number of Performance RSUs that will be earned by, each Executive Officer is made by the Compensation Committee; however, the Compensation Committee may not increase the cash award payable to, or the number of Performance RSUs which will be earned by, an Executive Officer above the amount or number that is otherwise applicable at any particular level of net income achieved by the Company.